                                                                      EX-99.B16

              SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS

1. AVERAGE ANNUAL TOTAL RETURN (As of August 31, 1995)

    P (1 + T)n = ERV

  Where:              P =   a hypothetical initial payment of
                            $1,000

                      T =   average annual total return

                      N =   number of years

                    ERV=    ending redeemable value at the end of
                            the period

                                 SHORT-    LIMITED-                               INSURED     HIGH-
                   MONEY MARKET   TERM       TERM      INTERMEDIATE-  LONG-TERM  LONG-TERM    YIELD
EXAMPLE: ONE YEAR   PORTFOLIO   PORTFOLIO  PORTFOLIO   TERM PORTFOLIO PORTFOLIO  PORTFOLIO  PORTFOLIO
-----------------  ------------ ---------  ---------   -------------- ---------  ---------  ---------
      P =           $   1,000   $   1,000  $   1,000     $   1,000    $   1,000  $   1,000  $   1,000
      T =                3.63%       4.83%      5.99%         7.82%        8.74%      8.88%      8.69%
      N =                   1           1          1             1            1          1          1
     ERV=           $1,036.30   $1,048.33  $1,059.93     $1,078.24    $1,087.37  $1,088.76  $1,086.87
FIVE YEAR
---------
      P =           $   1,000   $   1,000  $   1,000     $   1,000    $   1,000  $   1,000  $   1,000
      T =                3.44%       4.86%      6.35%         8.85%        9.55%      9.20%      9.64%
      N =                   5           5          5             5            5          5          5
    ERV =           $1,184.13   $1,267.51  $1,360.57     $1,527.79    $1,577.67  $1,553.03  $1,584.07
TEN YEAR
--------
      P =           $   1,000   $   1,000  $   1,000     $   1,000    $   1,000  $   1,000  $   1,000
      T =                4.34%       5.43%      6.60*%        9.11%        9.70%      9.58%      9.90%
      N =                  10          10         10            10           10         10         10
    ERV =           $1,529.62   $1,696.76  $1,667.21*    $2,390.32    $2,524.48  $2,496.68  $2,571.27

--------
  * Since inception.

2. YIELD (30 Days Ended August 31, 1995)

                 a-b
    Yield = 2[( ----- + 1)/6/ -1]
                c X d

  Where:            a =     dividends and interest paid during
                            the period

                    b =
                            expense dollars during the period (net of reimbursements)

                    c = the average daily number of shares outstanding during the period

                    d = the maximum offering price per share on the last day of the period

               SHORT-TERM     LIMITED-TERM     INTERMEDIATE-     LONG-TERM      INSURED-LONG      HIGH-YIELD
               PORTFOLIO        PORTFOLIO     TERM PORTFOLIO     PORTFOLIO     TERM PORTFOLIO      PORTFOLIO
             --------------  ---------------  ---------------  --------------  ---------------  ---------------
Example a =   $4,782,982.27    $6,048,936.16   $22,102,162.68   $4,887,810.22    $8,744,512.74    $9,152,111.55
        b =     $222,699.18      $257,535.26      $828,735.13     $159,542.70      $294,165.31      $282,939.78
        c =  92,207,212.866  155,338,074.200  410,116,006.151  97,898,168.780  159,156,023.215  177,522,911.991
        d =          $15.59           $10.71           $13.14          $10.68           $12.12           $10.43
    Yield =            3.84%            4.21%            4.78%           5.49%            5.32%            5.82%